American Financial Group Announces
Second Quarter and Six Month Core Net Operating Earnings

Cincinnati, Ohio – July 31, 2008 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $60.3 million ($.52 per share) for the 2008 second quarter compared to $67.0 million ($.54 per share) reported in the 2007 second quarter.  The 2008 results reflect charges of $40.9 million ($.35 per share) in net realized losses on investments, primarily equity investments in financial institutions, and substantially lower charges for asbestos and other environmental exposures.    Net earnings for the first six months of 2008 were $136.3 million ($1.16 per share) compared to $180.6 million ($1.47 per share) for the same period a year ago.

Core net operating earnings per share for the quarter were $.96 compared to $.93 per share in the 2007 second quarter reflecting the beneficial effect of our 2007 and 2008 share repurchases.  Improved results in our annuity and supplemental insurance operations and higher investment income were more than offset by lower underwriting profit in our property and casualty insurance (“P&C”) operations, largely driven by catastrophe losses.    Record core net operating earnings for the first half of 2008 were $2.05 per share compared to $1.84 per share for the comparable 2007 period.

AFG’s net earnings, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations.  The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Components of net earnings:
Core net operating earnings (a)	$111.4	$114.2	$239.8	$225.9

A&E charges:
P&C insurance runoff operations(b)	(7.8)	(28.7)	(7.8)	(28.7)
Former railroad & manufacturing operations(c)	(2.0)	(27.7)	(2.0)	(27.7)
Realized investment gains (losses)	(40.9)	8.1	(93.1)	10.9
Other	(0.4)	1.1	(0.6)	.2

Net earnings	$60.3	$67.0	$136.3	$180.6

Components of EPS:
Core net operating earnings	$.96	$.93	$2.05	$1.84

A&E charges:
P&C insurance runoff operations(b)	(.07)	(.23)	(.07)	(.23)
Former railroad & manufacturing operations(c)	(.02)	(.23)	(.02)	(.23)
Realized investment gains (losses)	(.35)	.06	(.80)	.09
Other	-	.01	-	-

Diluted EPS	$.52	$.54	$1.16	$1.47

Footnotes are contained in the accompanying Notes To Financial Schedules at the end of this release.

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Craig Lindner and Carl Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased with our core operating earnings, particularly in a challenging underwriting environment.  Each of our four P&C business segments produced solid underwriting profit and we continue to make progress toward meeting the Company’s 2008 objectives. AFG’s balance sheet and liquidity position remain very strong.  The annuity and supplemental insurance group's returns improved over the previous year.  We are encouraged by the favorable effects of widening spreads in our annuity business. We are also enthusiastic about our new initiative of selling fixed annuities through banks that began this year and believe it will help to expand our penetration in the fixed annuity market.”

 “We continue to monitor the impact of flooding on our crop business in the Midwest during the second quarter.  While it is premature to conclude as to the effects of the flooding, we are encouraged by initial reports regarding growing conditions and anticipated corn and soybean yields.  As we reported earlier, ultimate losses will be affected by specific locations, yields, commodity pricing, and our reinsurance cessions. “

 “Continued investor uncertainty exists in the financial markets, especially with respect to credit markets.  We remain optimistic about the strength of our investment portfolio.  We have taken some additional charges this quarter that relate primarily to equity securities of financial institutions, and we continue to monitor our positions carefully.”

 “We are also carefully monitoring our insurance operating exposures related to subprime issues. Based on our review of claims notices and the facts and circumstances of which we are aware, we have no significant individual losses and do not believe our aggregate operating exposures related to subprime issues would be material to our financial condition. “

  “Our 2008 core net operating earnings guidance remains between $3.90 and $4.10 per share.  These expected results exclude the potential for significant catastrophe and crop losses, unforeseen adjustments to asbestos and environmental reserves, and large gains or losses from asset sales.”

P&C Core Results

The P&C specialty insurance operations generated an underwriting profit of $75.5 million in the 2008 second quarter, $39.1 million lower than the same quarter a year earlier, resulting primarily from higher catastrophe losses and lower underwriting profits in several of our specialty insurance operations.  The combined ratio was 87.8%, six points higher than in the 2007 second quarter.  These 2008 results include $69.7 million (11.3 points) of favorable reserve development, compared to $45.5 million (7.2 points) in the 2007 second quarter.  Catastrophe losses, principally from tornados in the Midwestern part of the United States, totaled $25.1 million (4.1 points) for the quarter, compared to $5.0 million (0.8 points) in the comparable 2007 period.  Underwriting profit of the P&C specialty insurance operations for the first half of 2008 was $195.6 million, 10% below the 2007 period.

Net written premiums for the second quarter and first half of 2008 were 3% and 1% lower than the same periods in 2007.  Premium growth has been impacted primarily by competitive pressures in the commercial general liability and excess and surplus markets.  These declines have been offset by additional premiums from our Marketform acquisition in January 2008. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported combined ratios of 94.2% and 88.7%, respectively, for the second quarter and first half of 2008.  The increase in the combined ratios compared to the same 2007 periods was due primarily to higher catastrophe losses within Great American’s property and inland marine operations.  Results for the second quarter and first half of 2008 included $21.9 million (9.8 points) and $24.4 million (5.3 points), respectively, of catastrophe losses compared to $3.9 million (1.7 points) and $4.3 million (0.9 points) for the same 2007 periods.

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The group’s results for the second quarter and first half of 2008 included $18.5 million (8.3 points) and $37.8 million (8.2 points), respectively, of favorable reserve development compared to $1.1 million (0.5 points) and $20.7 million (4.4 points) in the same 2007 periods.  Net written premiums for 2008 were impacted by crop premium reporting delays related to the Midwest floods and required statutory premium adjustments, as well as volume reductions in Great American’s property and inland marine operations related to the softer market conditions.  These decreases were somewhat offset by higher premiums in our transportation businesses.

The Specialty Casualty group’s combined ratios for the second quarter and first half of 2008 were 78.4% and 76.5%, respectively, 10.1 points and 6.4 points higher than the comparable 2007 periods.  These increases were impacted by lower levels of favorable reserve development, particularly in the general liability operations.  The group’s results for the second quarter and first half of 2008 included $29.8 million (14.9 points) and $61.3 million (14.9 points), respectively, of favorable reserve development compared to $38.9 million (18.3 points) and $80.4 million (19.0 points) in the same 2007 periods.  Our excess and surplus lines continued to generate excellent underwriting profitability but at a lower level due to significantly reduced premiums.  Partially offsetting these effects were improved results within the executive liability operations.  Gross written premiums for the second quarter and first half of 2008 were 8% and 7% below the same 2007 periods, respectively.  These declines were driven primarily by volume reductions in our excess and surplus lines, and lower general liability premiums resulting from the softening in the homebuilders market.  These declines were partially offset by additional premium resulting from the Marketform acquisition in the 2008 first quarter.  Net written premiums for the 2008 quarter and year to date were comparable to the 2007 periods, as additional premium volume from Marketform and higher premium retention helped to offset declines in the general liability and excess and surplus lines.

The Specialty Financial group reported underwriting income of $5.0 million in the second quarter of 2008, $5.6 million lower than 2007’s second quarter.  Rising fuel prices have led to very recent declines in residual values for larger vehicles, even those that have historically held strong residual values, causing a decrease in operating earnings in our run-off automobile residual value insurance (“RVI”) operations from the comparable period in 2007. Year to date underwriting income for the Specialty Financial group was $21.7 million, up nearly 52% over the comparable 2007 period.  Results for the second quarter and first half of 2008 included $7.2 million (5.7 points) and $11.4 million (4.6 points), respectively, of favorable reserve development compared to $2.9 million (2.6 points) and $2.4 million (1.1 points) in the same 2007 periods. Gross written premiums for the three and six month periods of 2008 were up 11% and 5%, respectively, from the same periods last year, primarily attributable to growth in our financial institutions businesses.  Higher premium cessions within certain of our lease and loan operations impacted the growth in net written premiums in 2008.

The California Workers’ Compensation business reported strong profitability with a combined ratio of 75.0% in the 2008 second quarter compared to 80.2% in the same period a year earlier.    Through the first half of 2008, the combined ratio of 77.6% improved 1.8 points compared to the same 2007 period.  This business’ results for the second quarter and first half of 2008 included $9.7 million (18.6 points) and $15.6 million (15.0 points), respectively, of favorable reserve development compared to $5.8 million (9.9 points) and $11.1 million (9.1 points) in the same 2007 periods. The improved claims environment resulting from the California workers’ compensation reform legislation has continued to benefit our results as well as those of the industry.  Due to the long-tail nature of this business, we continue to be conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined.  Net written premiums for the second quarter and first six months of 2008 were 14% and

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8% below the same 2007 periods, respectively.  These declines reflect the effect of significantly lower rates partly offset by this group’s expansion of its excess workers’ compensation products.  The California renewal rate reductions averaged about 16 percent though the first half of this year and indicate some moderation in rate reductions compared to the last several years.

Carl Lindner III stated: “Our Specialty Group continues to generate solid results, with all four of our groups producing underwriting profitability through mid-year 2008 in a very competitive business environment.  We continue to experience favorable reserve development in many of our operations,  primarily in our 2004 through 2007 accident years, which highlights our disciplined underwriting and continued focus on price adequacy.  Apart from the rate decreases in the California workers’ compensation business, average rate levels in our other specialty operations were down about 3% through the first half of the year.  In this competitive market, I am encouraged by the stability of our overall rate levels and believe we can continue to generate appropriate returns to enhance shareholder value.     Even though our net written premiums are down modestly through the first half of this year, we expect to see stronger overall premium growth in the second half of the year when a greater proportion of our crop premiums are recorded. I’m also excited about our plans for international expansion through Marketform which are progressing smoothly. I believe we are well positioned to grow our specialty business and to continue our underwriting track record of outperforming the commercial P&C insurance industry.”

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $44.7 million for the 2008 second quarter, $10.4 million higher than the same period a year earlier (excluding the effects of $3.7 million of minority interest recorded in 2007). The increase was primarily due to higher earnings in the fixed annuity and supplemental insurance businesses, partially offset by lower earnings in the variable annuity operations. Core operating earnings before income taxes for the first half of 2008 were $71.2 million, comparable to $70.3 million (excluding $7.5 million in minority interest) in the same 2007 period.  Based on recent market conditions and trends, AFG expects that 2008 full year operating earnings for the Annuity and Supplemental Insurance Group will be 8% to12% higher than 2007 (excluding the impact of minority interest expense in 2007).

For the second quarter of 2008, statutory premiums of $640 million were 18.3% higher than the second quarter of 2007, primarily as the result of increased annuity sales through our new bank annuity distribution channel launched in the second quarter of this year, as well as increased sales of traditional fixed annuities.  These increases were partly offset by lower sales of indexed annuities in the single premium market.

For the first six months of 2008, statutory premiums of $1.0 billion were about the same as the comparable 2007 period.  Increased sales in the bank annuity channel were offset by a decrease in sales of indexed annuities.

Asbestos and Environmental Reserve Charge

During the second quarter, AFG completed the previously announced comprehensive internal review of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites.  Previous studies, which were done with the aid of respected outside actuarial and engineering firms and specialty outside counsel, were completed in 2007, 2005 and 2003, respectively.

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As a result of the internal review, the Company’s asbestos and environmental reserves were increased by $15 million, net of insurance recoverables, during the second quarter of 2008.  At June 30, 2008, the P&C group’s insurance reserves included $413.2 million of A&E reserves (net of reinsurance recoverables). During the course of this study, there were no newly identified emerging trends or issues that management believes significantly impact the overall adequacy of AFG’s A&E reserves.  The modest increases were primarily due to reassessments of the potential loss on certain outstanding cases.

At June 30, 2008, AFG’s three year survival ratio was 9.5 times paid losses for the asbestos reserves and 9.0 times paid losses for the total A&E reserves.  These ratios compare favorably with A.M. Best’s most recent report (published in 2007) on A&E survival ratios which were 8.6 for asbestos and 7.9 for total industry A&E reserves.

The review relied on a comprehensive exposure analysis by our internal A&E claims specialists in consultation with in-house actuaries and outside specialty counsel.  It considered products and non-products exposures, paid claims history, the pattern of new claims, settlements and projected development, as appropriate.  As has been observed by others, the asbestos legal climate remains very difficult to predict.  While progress continues to be made in state asbestos tort reform and judicial rulings, that progress has been somewhat offset by the lack of reform in certain jurisdictions, increased claims costs, increased defense costs, the assertion of non-products theories and an expanding pool of plaintiffs and defendants.  Environmental claims likewise present challenges in prediction, due to uncertainty regarding the interpretation of insurance policies, complexities regarding multi-party involvements at sites, evolving clean up standards and protracted time periods required to assess the level of clean ups required at contaminated sites.

Investments

The 2008 second quarter net earnings included other than temporary impairments aggregating $61 million, pre-tax. Approximately $49 million of these impairments were attributable to equity investments, primarily in financial institutions.  The largest of these was a charge of $19 million on the investment in National City Corporation.  At June 30, 2008, the carrying value of AFG’s remaining common equivalent shares of National City was approximately $18 million.

There continues to be a great deal of attention and concern focused on issues related to mortgage backed securities (“MBS”).  Ninety-seven percent of the Company’s MBS are AAA rated and substantially all are senior classes of securitizations.  Additional details with respect to these investments may be found on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

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Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

Conference Call

The company will hold a conference call to discuss 2008 second quarter results at 11:30 a.m. (EDT) tomorrow, Friday, August 1, 2008.  Toll-free telephone access will be available by dialing 1-800-510-0178 (international dial in 617-614-3450).  Please dial in five to ten minutes prior to the scheduled start time of the call.  A replay of the call will also be available at approximately 1:30 p.m. (EDT) on August 1, 2008 until 11:59 p.m. on August 8, 2008.  To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 50706787.

The conference call will also be broadcast over the Internet.  To listen to the call, go to the Investor Relations page on AFG’s website, www.afginc.com, and follow the instructions at the Webcast link.  An archived webcast will be available immediately after the call via a link on the Investor Relations page until August 9, 2008 at 11:59 pm (EDT).  An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

Diane P. Weidner
Director - Investor Relations
(513) 369-5713

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

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AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
P&C insurance premiums	$618.8	$633.5	$1,253.8	$1,273.3
Life, accident & health premiums	107.9	103.4	216.6	210.0
Investment income	270.9	249.0	537.2	494.8
Realized investment gains (losses)	(63.1)	14.0	(143.4)	18.7
Other income	96.2	92.0	180.7	174.7
	1,030.7	1,091.9	2,044.9	2,171.5
Costs and expenses
P&C insurance losses & expenses(b)	554.1	563.3	1,067.0	1,100.4
Annuity, life, accident & health benefits & expenses	221.8	216.5	454.2	435.3
Interest & other financing expenses	17.3	17.7	36.0	35.8
Other expenses(c)	137.5	182.4	261.7	293.9
	930.7	979.9	1,818.9	1,865.4
Operating earnings before income taxes	100.0	112.0	226.0	306.1
Provision for income taxes	37.0	36.6	81.9	108.6

Net operating earnings	63.0	75.4	144.1	197.5
Minority interest expense	(2.7)	(10.1)	(7.8)	(18.6)
Earnings from continuing operations	60.3	65.3	136.3	178.9
Discontinued operations	-	1.7	-	1.7

Net earnings	$60.3	$67.0	$136.3	$180.6

Diluted Earnings per Common Share	$.52	$.54	$1.16	$1.47

Average number of Diluted Shares	116.3	122.4	116.9	122.4

	June 30,	December 31,
Selected Balance Sheet Data:	2008	2007
Total Cash and Investments	$18,123	$18,054
Long-term Debt, Including Payable to Subsidiary Trusts	$998	$937
Shareholders’ Equity	$2,875	$3,046
Shareholders’ Equity (Excluding unrealized gains (losses) on fixed maturities)	$3,175	$3,071
Book Value Per Share	$24.98	$26.84
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$27.59	$27.06
Common Shares Outstanding	115.1	113.5

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months ended June 30,		Pct. Change		Six months ended June 30,		Pct. Change
	2008	2007			2008	2007

Gross written premiums	$955	$972	(2%	)	$1,813	$1,861	(3%	)

Net written premiums	$661	$681	(3%	)	$1,319	$1,337	(1%	)

Ratios (GAAP):
Loss & LAE ratio	53.7%	49.0%			49.8%	50.1%
Expense ratio	34.0%	32.8%			34.4%	32.8%
Policyholder dividend ratio	0.1%	-			0.1%	-

Combined Ratio(Excluding A&E)	87.8%	81.8%			84.3%	82.9%

Total Combined Ratio	89.5%	88.9%			85.1%	86.4%

Supplemental:
Gross Written Premiums:
Property & Transportation	$425	$421	1%		$743	$744	-
Specialty Casualty	321	350	(8%	)	660	711	(7%	)
Specialty Financial	154	139	11%		290	277	5%
California Workers’ Compensation	54	61	(11%	)	122	129	(6%	)
Other	1	1	-		(2)	-	-
	$955	$972	(2%	)	$1,813	$1,861	(3%	)

Net Written Premiums:
Property & Transportation	$261	$277	(6%	)	$508	$522	(3%	)
Specialty Casualty	204	209	(2%	)	426	425	-
Specialty Financial	128	121	6%		239	236	1%
California Workers’ Compensation	49	57	(14%	)	112	122	(8%	)
Other	19	17	-		34	32	-
	$661	$681	(3%	)	$1,319	$1,337	(1%	)

Combined Ratio (GAAP):
Property & Transportation	94.2%	89.1%			88.7%	86.2%
Specialty Casualty	78.4%	68.3%			76.5%	70.1%
Specialty Financial	96.1%	90.6%			91.2%	93.8%
California Workers’ Compensation	75.0%	80.2%			77.6%	79.4%

Aggregate Specialty Group	87.8%	81.8%			84.3%	82.9%

Supplemental Notes:
1.
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

2.
Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability, umbrella and excess liability  and customized programs for small to mid-sized businesses.

3.	Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
4.	California Workers’ Compensation consists of a subsidiary that writes workers’ compensation insurance primarily in the state of California.
5.	Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2008	2007		2008	2007

Retirement annuity premiums:
Fixed annuities	$157	$127	24%	$248	$243	2%
Bank annuities	153	0	NA	153	0	NA
Indexed annuities	199	292	(32%)	372	532	(30%)
Variable annuities	21	20	5%	44	43	2%
	530	439		817	818

Supplemental insurance	96	89	8%	191	180	6%
Life insurance	14	13	8%	26	28	(7%)

Total statutory premiums	$640	$541	18%	$1,034	$1,026	1%

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

a)    Components of core net operating earnings:

In millions	Three months ended June 30,			Six months ended June 30,
	2008	2007		2008	2007

P&C operating earnings	$154.9	$172.5		$357.4	$351.3

Annuity & supplemental insurance operating earnings	44.7	30.6	*	71.2	62.8	*

Interest & other corporate expense	(23.7)	(26.5)		(51.1)	(54.7)

Core operating earnings before income taxes	175.9	176.6		377.5	359.4
Related income taxes	64.5	62.4		137.7	133.5

Core net operating earnings	$111.4	$114.2		$239.8	$225.9

* Net of minority interest expense of $3.7 million and $7.5 million in the second quarter and first six months of 2007, respectively.

Summary Of Earnings:

b)	Includes pretax charges of $12.0 million in the second quarter of 2008 and $44.2 million in the second quarter of 2007 to increase the A&E reserves of AFG’s P&C insurance run-off operations.
c)
Includes pretax charges of $3.0 million in the second quarter of 2008 and $43.0 million in the second quarter of 2007 to increase the A&E reserves of AFG’s former railroad and manufacturing operations.